Exhibit 99.5

WRITTEN CONSENT

OF STOCKHOLDERS

OF

PAPAY TOPCO, INC.

IN LIEU OF A MEETING

[__], 2021

The undersigned, being holders (the “Stockholders”) of the outstanding shares of capital stock of Papay Topco, Inc., a Delaware corporation (the “Corporation”), having not less than the requisite number of issued and outstanding shares of the Corporation required to approve and adopt such matters in accordance with the DGCL, the DLLCA (if any), the Corporation’s Governing Documents and the Company Shareholders Agreement, hereby take the following actions and adopt the following resolutions by written consent pursuant to the By-laws of the Corporation in accordance with Section 228(a) and Section 251 of the DGCL, in each case, as of the date set forth above:

WHEREAS, the board of directors of the Corporation (the “Board”) authorized and approved, among other things, the form, terms and provisions of the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”), by and among the Corporation, which is the owner of Cvent, Inc., Dragoneer Growth Opportunities Corp. II, a Cayman Islands exempted company (“Dragoneer”), Redwood Opportunity Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), and Redwood Merger Sub LLC, a Delaware limited liability company (“Merger Sub II”) and each agreement, document, instrument and/or certificate contemplated by the BCA to which the Corporation is or will be a party (including, but not limited to, all exhibits and annexes to the BCA and the certificates of merger as provided in the BCA (the “Merger Certificates”), and together with each such other agreement, document, instrument and/or certificate, collectively, the “Ancillary BCA Agreements”), the Corporation’s performance under the BCA and each other Ancillary BCA Agreement and the transactions contemplated by the BCA and each other Ancillary BCA Agreement (including the Mergers (as defined below)); and

WHEREAS, upon the terms and subject to the conditions set forth in the BCA and in accordance with the DGCL, on the closing date, following the Domestication, (A) Merger Sub I will merge with and into Papay, with Papay as the surviving company in the merger (the “Surviving Company”) and, after giving effect to such merger, continuing as a wholly owned subsidiary of Dragoneer (the “First Merger”), and (B) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Company will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of such merger (the “Second Merger” and, together with the First Merger, the “Mergers”); and

WHEREAS, the Corporation and the other parties thereto entered into the BCA on July 23, 2021; and

WHEREAS, all capitalized terms used in these resolutions and not otherwise defined herein shall have the meanings ascribed to such terms in the BCA; and

WHEREAS, the Board has approved the BCA, the Ancillary BCA Agreements and the transactions contemplated by the BCA and the other Ancillary BCA Agreements (including the Mergers) and recommended that its Stockholders approve and adopt the BCA, the Ancillary BCA Agreements and the transactions contemplated by the BCA and the other Ancillary BCA Agreements (including the Mergers).

NOW, THEREFORE BE IT:

BUSINESS COMBINATION

RESOLVED, that the form, terms and provisions of the BCA and the Ancillary BCA Documents, the Corporation’s performance under the BCA and each Ancillary BCA Document and the transactions contemplated by the BCA and each Ancillary BCA Document (including the Mergers), be and they hereby are, in all respects, adopted and approved, with such changes, additions, deletions or modifications as any director or officer of the Corporation (each, an “Authorized Person”) shall approve on behalf of the Corporation and the Stockholders, which determination shall be conclusively evidenced by such Authorized Person’s execution thereof; and it is further

GENERAL

RESOLVED, that the Authorized Persons be, and each hereby is, authorized, directed and empowered, for and on behalf of and in the name of Corporation to take (or cause to be taken) any and all action, to execute, file and deliver (or cause to be executed, filed or delivered) any and all documents, certificates, instructions, requests or other instruments, and to do any and all things that such officers may deem necessary, proper, convenient or desirable in order to carry out and effectuate the BCA and each Ancillary BCA Document, the transactions contemplated by the BCA and each Ancillary BCA Document (including the Mergers) and the intent and purposes of each of the resolutions contained herein, including authorizing, on behalf and in the name of the Corporation, any steps, actions, things or changes that deviate from or are in addition or supplementary to the transactions contemplated by the BCA and each Ancillary BCA Document to the extent that such steps, actions, things or changes are necessary or appropriate to effectuate, or that are in furtherance of, in each case, as determined by any Authorized Persons, any such transactions; and it is further

RESOLVED, that all actions heretofore taken by the Authorized Persons of the Corporation in furtherance of the foregoing resolutions be, and they hereby are, ratified, confirmed and approved in all respects.

This written consent may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument. The actions taken by this written consent shall have the same force and effect as if taken at a meeting of the stockholders of the Corporation duly called and constituted pursuant to the By-laws of the Corporation and the laws of the State of Delaware. This written consent shall be filed with the minutes of the proceeding of the shareholders of the Corporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned Stockholders have signed this Written Consent as of the date first written above.

[__]

By:
Name:	[__]
Title:	[__]
Date:	[__]

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Stockholder Consent Approving Transaction